Exhibit 2
AMENDMENT TO
SECURITIES PURCHASE AGREEMENT
     THIS AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”) is dated as of November 11, 2005 by and among Ace*Comm Corporation, a Maryland corporation (the “Company”) and each of the purchasers listed on Exhibit 1 attached hereto and made a part hereof (each a “Purchaser” and collectively, the “Purchasers”).
Recitals
     A. The Company previously sold the Securities to the Purchasers in a transaction completed on April 1, 2005 (the “Original Transaction”) pursuant to the provisions of a Securities Purchase Agreement dated as of March 31, 2005 (the “Purchase Agreement”).
     B. The Company and the Purchasers desire to undo the portions of the Original Transaction relating to the Warrant-B and the Warrant-C by canceling each Warrant-B (including the Warrant-C underlying each Warrant-B) issued under the Purchase Agreement (the “Original Warrant-B”) and enter into a new transaction (the “New Transaction”) by the Company issuing a new Warrant-B to each Purchaser pursuant to the terms of this Amendment.
     C. The Purchasers are executing this Amendment in order to effect such changes to the Original Transaction and make related changes to the Purchase Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Defined Terms. Capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings given to such terms in the Purchase Agreement.
     2. Amendments to Purchase Agreement. The Purchase Agreement is hereby amended as follows:
          (a) The defined term “Warrant-C” is hereby deleted in its entirety from Section 1.1 of the Purchase Agreement, and all references to Warrant-C are hereby deleted from the Purchase Agreement.
          (b) The defined terms “Unit” and “Warrants” under Section 1.1 of the Purchase Agreement are hereby amended and restated in their entirety to read as follows:
“Unit” means one Share, a Warrant-A to acquire 0.50 shares of common stock and a Warrant-B to acquire 1.9 shares of Common Stock.
“Warrants” means, collectively, each Warrant-A and each Warrant-B issued and sold under this Agreement.

          (c) Section 2.2(a)(ii) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“a Warrant-B, registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire such number of Underlying Shares indicated below such Purchaser’s name on the signature page of this Agreement under the heading “Warrant-B Shares” on the terms set forth therein;”
          (d) Clause (y) of Section 6.1(d) is hereby amended and restated in its entirety to read as follows:
“(y) on each monthly anniversary of each such Event Date thereof (if the applicable Event shall not have been cured by such date) up to and including the nine-month anniversary of the Event Date, the Company shall pay to each Purchaser an amount in cash, as partial liquidated damages and not as a penalty, equal to 1% of the aggregate purchase price paid by such Purchaser pursuant to the Purchase Agreement, but not exceeding in the aggregate 9% of the aggregate purchase price paid by all Purchasers.”
          (e) The Original Warrant-B attached as Exhibit B to the Purchase Agreement is hereby deleted in its entirety and a new Warrant-B in the form attached as Exhibit 2 hereto is hereby added as a new Exhibit B to the Purchase Agreement.
          (f) The Warrant-C attached as Exhibit C to the Purchase Agreement is hereby deleted in its entirety.
     3. Closing. The closing of the transactions contemplated by this Amendment (the “Closing”) shall take place at the offices of Proskauer Rose LLP on the date hereof, or at such other location, date and time as may be agreed upon between the Purchasers and the Company (the “Closing Date”).
     4. Closing Deliveries.
          (a) At the Closing, the Company shall deliver or cause to be delivered to each Purchaser the following:
               (i) a Warrant-B, registered in the name of such Purchaser as set forth on Exhibit 1 to this Amendment, pursuant to which such Purchaser shall have the right to acquire such number of Underlying Shares indicated opposite such Purchaser’s name as set forth on Exhibit 1; and

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               (ii) a legal opinion of Company Counsel, executed by such counsel and delivered to the Purchasers.
          (b) At the Closing, each Purchaser shall surrender the Original Warrant-B issued to such Purchaser to the Company for cancellation. The parties agree that even if a Purchaser fails to surrender the Original Warrant-B issued to such Purchaser to the Company under this paragraph, that such Original Warrant-B shall be deemed cancelled and of no further force and effect upon the issuance to such Purchaser of a new Warrant-B under Section 4(a)(i) above.
     6. Registration.
     (a) The parties acknowledge that pursuant to the Purchase Agreement, the Company filed with the Commission a registration statement on Form S-3 on April 26, 2005, for the resale of Registrable Securities (the “April Registration Statement”), but despite efforts by the Company to cause the April Registration Statement to be declared effective by the Commission, the Commission advised the Company that it will not declare the April Registration Statement effective. Each party further acknowledges that following discussions with the Commission and the Purchasers about canceling the Original Warrant-B and issuing a new Warrant-B, the Company has withdrawn the April Registration Statement from filing with the Commission. Each Purchaser understands that it was necessary to withdraw the April Registration Statement to complete the New Transaction without drawing further objection from the Commission. The Company and each Purchaser acknowledge and agree that no liquidated damages are due and owing under Section 6.1(d) of the Purchase Agreement with respect to the failure to cause the April Registration Statement to be declared effective by the Commission.
     (b) The Company agrees that it will file a new registration statement on Form S-3 (the “New Registration Statement”) for the resale of Registrable Securities within three (3) business days of the Closing. The provisions under Article VI of the Purchase Agreement relating to effectiveness of a filed Registration Statement shall also relate to the New Registration Statement, and from and after the date hereof the term “Effective Date” shall be deemed to refer to the effective date of the New Registration Statement. The parties further acknowledge and agree that:
          (i) for purposes of Section 6.1(d) and other applicable sections of the Purchase Agreement, the date upon which the Company first knows, or reasonably should have known, that the New Registration Statement is required to be filed shall be the Closing Date hereunder, so that liquidated damages shall be due and owing under Section 6.1(d)(iii) of the Purchase Agreement if the New Registration Statement is not declared effective within sixty (60) days of the Closing Date hereunder; and
          (ii) notwithstanding the provisions of Section 6.1(d) and other sections of the Purchase Agreement applicable to the New Registration Statement, no liquidated damages shall be due and owing due to delays arising from comments from the Commission relating to the accounting treatment of the transaction contemplated under the Purchase Agreement.

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     7. Consent and Waiver. For purposes of Section 7.5 and other applicable provisions of the Purchase Agreement, each of the undersigned Purchasers hereby consents to the amendment of the Purchase Agreement as set forth in this Amendment. Each of the undersigned Purchasers hereby waives the restrictions contained in Section 6.1(e) of the Purchase Agreement with respect to the registration statement filed by the Company on October 14, 2005 for the resale registration of common stock the Company issued to a third party as partial consideration for a software license under a software license agreement dated May 31, 2005. Except as expressly set forth herein, this Amendment shall not be deemed to be a waiver, amendment or modification of any provisions of the Purchase Agreement or of any right, power or remedy of the Purchasers, or constitute a waiver of any provision of the Purchase Agreement (except to the extent herein set forth), or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder. Except as set forth herein, the Purchasers reserve all rights, remedies, powers, or privileges.
     8. Full Force and Effect. Except as specifically amended by this Amendment, the terms of the Purchase Agreement shall remain unmodified and in full force and effect.
     9. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.
     10. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to its conflicts of laws provisions.
     11. Entire Agreement; Amendment; Waiver. This Amendment, together with all exhibits hereto, contains the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior discussions and understandings (whether oral or written) between them with respect thereto. No amendment to, or modification or waiver of, any of the terms of this Amendment shall be valid unless in writing signed by the party against whom enforcement of such amendment, modification or waiver is sought.

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     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first above written.

Company: Ace*Comm Corporation
By:	/s/ Steven R. Delmar
Name:	Steven R. Delmar
Title:	Senior Vice President and Chief Financial Officer

[Additional Signature Pages Follow]

Signature Page to Amendment to
Securities Purchase Agreement

PURCHASER: IROQUOIS CAPITAL LP
By:
Name:
Title:

Purchase Price	$[ ]
Units Purchased:	[ ]
Warrant-A Shares:	[ ]
Warrants-B Shares:	[ ]

PURCHASER: [ ]
By:
Name:
Title:

Purchase Price	$[ ]
Units Purchased:	[ ]
Warrant-A Shares:	[ ]
Warrants-B Shares:	[ ]

Exhibit 1
Schedule of Purchasers

Fund	Dollar Amount	Units Purchased	Warrant A Shares	Warrant B Shares	Total Shares
Bluegrass Growth Fund, L.P.	$125,000.00	50,000	25,000	95,000	170,000
Bluegrass Growth Fund, Ltd.	$125,000.00	50,000	25,000	95,000	170,000
Nite Capital LP	$300,000.00	120,000	60,000	228,000	408,000
DKR SoundShore Oasis Holding Fund Ltd.	$250,000.00	100,000	50,000	190,000	340,000
Enable Growth Partners LP	$300,000.00	120,000	60,000	228,000	408,000
Omicron Master Trust	$250,000.00	100,000	50,000	190,000	340,000
Smithfield Fiduciary LLC	$250,000.00	100,000	50,000	190,000	340,000
Harborview Master Fund LP	$200,000.00	80,000	40,000	152,000	272,000
Iroquois Capital LP	$700,000.00	280,000	140,000	532,000	952,000

TOTAL	$2,500,000.00	1,000,000	500,000	1,900,000	3,400,000